Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR APRIL 2021 AND 2021 RESERVE QUANTITIES

Dallas, Texas, April 5, 2021 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.237940 per unit, payable on April 29, 2021, to unit holders of record on April 15, 2021. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

During the month of March, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of April. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

The impact of the precipitous drop in energy pricing are not reflected in this month’s revenue, however it has been seen in the previous months. With the assets of the Royalty Trust being almost true royalty interest ownership of established production streams, production should continue, however the over-supply of existing industry inventories will affect the ability to transport on down the production stream. As the result of these aforementioned factors, various producers/operators/purchasers may not be able to continue as they have been and could affect payment to the Trust. We are taking steps to monitor those various entities as they have a direct relationship with the Trust. The ownership of the Trust’s various royalty interests should not be diminished, as that will continue.

This distribution reflects primarily the oil production for January 2021 and the gas production for December 2020. Preliminary production volumes are approximately 50,741 barrels of oil and 650,124 Mcf of gas. Preliminary prices are approximately $49.56 per barrel of oil and $2.56 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	50,741	650,124	$49.56	$2.56
Prior Month	51,259	719,512	$41.30	$2.44

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of March, approximately $966,000 of revenue received will be posted in the following month of April in addition to normal receipts during April. Since the close of business in March and prior to this press release, there has been approximately $987,000 in revenue received.

Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2021, attributable to the Trust from the properties appraised are approximately 6.3 million barrels of oil and 39.8 billion cubic feet of gas with a future net value of approximately $229,432,000 with a discounted value at 10% of $120,769,000. With these estimated quantities of this year’s reserve estimate of 6.3 million barrels of oil and 39.8 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 12 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 26, 2021 and is available to all unitholders at this time on the SEC website and Sabine’s website.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary will be posted in the month of April on the Sabine website at http://www.sbr-sabine.com/.

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Contact:            Ron Hooper - SVP, Royalty Trust Services

                           Simmons Bank

                           Toll Free (855) 588-7839